Exhibit 5.1

5 October 2020 Ambow Education Holding Ltd.	Our Ref: JWYL/BLUI/A5122-H18779
Dear Sir or Madam

Ambow Education Holding Ltd.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with in connection with the offering and sale (the “Offering”) by Ambow Education Holding Ltd. (the "Company") of 1,507,538 American Depositary Shares (“ADSs”), representing 3,015,076 Class A ordinary shares, $0.003 par value (the “Class A Ordinary Shares”) Ambow Education Holding Ltd. (the "Company"), and warrants to purchase 301,508 ADSs, representing 603,016 Class A ordinary shares at an exercise price of $4.68 per share (the “Warrants”), pursuant to that certain Securities Purchase Agreement, dated September 30, 2020 (the “Securities Purchase Agreement”), by and between the Company and each purchaser signatory thereto (the “Purchasers”).

We also refer to a Registration Statement on Form F-3 (file number 333-231273) (“Registration Statement”) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on May 17, 2019, the statutory prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated October 1, 2020 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). We also refer to an exclusive placement agent engagement agreement dated July 6, 2020 under which the Company would issue warrants to FT Global Capital Inc. ("Placement Agent's Warrants") to purchase the number of shares equal to 5% of the aggregate number of shares placed in the Offering.

The Class A ordinary shares, ADSs, Warrants and Placement Agent's Warrants (as defined below) are collectively referred to as the "Securities" below.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

*Admitted in England and Wales; **Admitted in BVI; ***Admitted in Cayman Islands; ****Admitted in New South Wales (Australia); *****Admitted in Ireland; ******Admitted in Victoria (Australia)

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We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.  Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents (as defined in Schedule 1) nor upon matters of fact or the commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The issue of the ADSs and the Class A ordinary shares underlying the ADSs has been duly authorised by all necessary corporate action of the Company and does not violate the Memorandum and Articles of Association of the Company, the Companies Law (2020 Revision) (as amended) of the Cayman Islands (the "Companies Law") or any other applicable law, regulation, order or decree currently in force in the Cayman Islands. The Class A ordinary shares as described in the Registration Statement will, when issued in accordance with the Memorandum and Articles of Association of the Company and entered as fully paid in the Register of Members of the Company, be validly issued and fully paid and non-assessable. The Class A ordinary shares carry such rights as are attributed to them in the Memorandum and Articles of Association of the Company.

2.	The Warrants and the Placement Agent's Warrants have been duly authorised for issuance pursuant to the Documents and, when issued and delivered by the Company pursuant to the Documents against receipt of the consideration set forth therein, the Warrants and the Placement Agent's Warrants will be validly issued and non-assessable.

3.	The issue of the Class A ordinary shares upon (a) the exercise of the Warrants and (b) the exercise of the Placement Agent's Warrants, has been duly authorised by all necessary corporate action of the Company and does not violate the Memorandum and Articles of Association of the Company, the Companies Law or any other applicable law, regulation, order or decree currently in force in the Cayman Islands.

4.	The Class A ordinary shares underlying the Warrants and the Placement Agent's Warrants (together the "Warrant Shares") as described in the Registration Statement will, when issued in accordance with the Memorandum and Articles of Association of the Company and entered as fully paid in the Register of Members of the Company, be validly issued and fully paid and non-assessable. The Warrant Shares carry such rights as are attributed to them in the Memorandum and Articles of Association of the Company.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

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This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

Walkers (Hong Kong)

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 22 June 2007, Memorandum and Articles of Association as adopted on 30 June 2015 (the "Memorandum and Articles"), minute book, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the "Company Records").

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 5 October 2020.

3.	The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court's Office, George Town, Grand Cayman (the "Court Register"), as at 9.00am Cayman Islands time on 3 October 2020 (the "Search Time").

4.	A copy of the executed written resolutions of the board of directors of the Company dated September 30, 2020 (together, the "Resolutions").

5.	Copies of the following documents:

(a)	A securities purchase agreement dated September 30, 2020 and entered into among the Company and each purchaser signatory thereto;

(b)	A warrant agreement dated September 30, 2020 and entered into by the Company with FT Global Capital, Inc.; and

(c)	An exclusive placement agent engagement agreement dated July 6, 2020 and entered into by FT Global Capital Inc.;

The documents listed in paragraphs 6 (a) to (c) above inclusive are collectively referred to in this opinion as the "Documents".

6.	A copy of the Registration Statement; and

7.	A copy of the Prospectus Supplement.

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Schedule 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and, insofar as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The Documents are within the capacity and power, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company).

3.	The Documents constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

4.	The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

5.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

6.	All conditions precedent, if any, contained in the Documents have been or will be satisfied or waived.

7.	The board of directors of the Company considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company.

8.	No disposition of property effected by the Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

9.	The Company was on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys.

10.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions or any power of attorney given by the Company to execute the Documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate translation of the original document they purport to translate. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

11.	Any Document was either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Document by, or on behalf of, the relevant person or otherwise with such person's express or implied authority.

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12.	The Memorandum and Articles are the memorandum and articles of association of the Company and are in force at the date hereof.

13.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

14.	There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.

15.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, or by and on behalf of each member in respect of the members resolutions, and the signatures and initials thereon are those of a person or persons whose name the Resolutions have been expressed to be signed.

16.	The Resolutions and any power of attorney given by the Company to execute the Documents remain in full force and effect and have not been revoked or varied.

17.	No resolution voluntarily to wind up the Company has been adopted by the members of the Company and no event of a type which is specified in the Memorandum and Articles as giving rise to the winding up of the Company (if any) has in fact occurred.

18.	No amounts paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the performance of the Documents or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property as defined in the Proceeds of Crime Law (2020 Revision) (the "POCL") or terrorist property as defined in the POCL or the Terrorism Law (2018 Revision) (the "Terrorism Law"), each of the Cayman Islands.

19.	As a matter of all relevant laws (other than the laws of the Cayman Islands), any power of attorney given by the Company to execute the Documents has been duly executed by the Company and constitutes the persons named therein as the duly appointed attorney of the Company with such authority as is specified therein.

20.	As a matter of all relevant laws (other than the laws of the Cayman Islands) none of the Documents constitute a security interest.

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Schedule 3

QUALIFICATIONS

1.	If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Courts notwithstanding any express provisions in this regard.

2.	Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Law, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be invalid pursuant to section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of that company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a "related party" of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

3.	Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:

(a)	under section 146(2) of the Companies Law at the instance of the company's official liquidator; and

(b)	under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

4.	If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company's assets as the Court thinks proper.

5.	Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

6.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

7.	Under the laws of the Cayman Islands, persons who are not party to a Document have no direct rights or obligations under such Document unless:

(a)	such Document expressly provides in writing that such persons may in their own right enforce a term of such Document under The Contracts (Rights of Third Parties) Law, 2014 of the Cayman Islands;

(b)	they are persons acting pursuant to powers contained in a deed poll; or

(c)	they are beneficiaries under properly constituted trusts.

8.	We express no opinion upon the effectiveness of any clause of the Documents which provides that the terms of such Document may only be amended in writing.

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9.	We render no opinion as to the specific enforcement as against the Company of covenants granted by the Company to do or to omit to do any action or other matter which is reserved by applicable law or the Company's constitutional documents to the members of the Company or to any other person.

10.	Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a company on which a member relied in agreeing to subscribe for shares in such company, the member may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the member has successfully rescinded the share subscription agreement. A member may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such member will lose the right to rescind the share subscription agreement.

11.	We express no opinion on and our opinions are subject to the effect, if any, of any provisions of any Document that relies upon financial or numerical computation.

12.	The Company may be required to submit (or to cause to be submitted on its behalf) a notification and report to the Cayman Islands Department for International Tax Cooperation to ensure compliance with any obligations it may have under the laws of the Cayman Islands relating to the automatic exchange of financial account information.

5.	Shares, voting rights in a Cayman Islands' company or the right to appoint or remove a majority of directors of a Cayman Islands' company (a "Relevant Interest") will be affected by a restrictions notice issued by such company pursuant to the Companies Law (a "Restrictions Notice"). If a Restrictions Notice is issued, then in respect of such Relevant Interest: any transfer or agreement to transfer shall be void; no rights shall be exercisable; no additional shares may be issued in respect of the Relevant Interest or pursuant to an offer made to the interest holder; and, except in a liquidation, an agreement to transfer certain rights shall be void.

6.	No Restrictions Notice is permitted to be issued in relation to a Relevant Interest if it is subject to a security interest granted to a third party who is not affiliated with the person who holds such Relevant Interest.